Exhibit 99.1

News Release

International Paper Names Sharon Ryan as General Counsel

MEMPHIS, Tenn.—October 12, 2011— International Paper (NYSE: IP) today announced the appointment of Sharon R. Ryan to the position of Senior Vice President, General Counsel and Corporate Secretary effective November 1, 2011. The Board of Directors approved the promotion of Ryan following her role as Acting General Counsel since May 1, 2011. Ryan will report to John Faraci, International Paper’s Chairman and Chief Executive Officer and will be based in the Company’s Memphis, Tenn., headquarters.

“Sharon brings a combination of industry knowledge, integrity, experience and practicality to this critical position,” said John Faraci. “I am confident that Sharon will continue to make a significant contribution in helping International Paper achieve our strategic goals, while fulfilling her professional responsibilities in a principled manner.”

Sharon Ryan joined International Paper in 1988 and in 1992 was named Vice President and General Counsel of Masonite Corporation, a former International Paper subsidiary. In 1997, Ryan was named General Counsel - Building Materials Group and became General Counsel of Consumer Packaging and Corporate Sales and Marketing in 2000. Ryan was promoted to Associate General Counsel - Corporate Law in 2006, and in 2009 assumed the additional role of Chief Ethics and Compliance Officer. She was appointed Vice President of International Paper in February 2011 and in May 2011 she became Acting General Counsel and Corporate Secretary.

Ryan, 52, received her undergraduate degree from George Washington University in 1981. In 1985, she received her J.D. degree from Boston College Law School where she was an editor for the Boston College Law Review.

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs about 59,500 people in more than 24 countries and serves customers worldwide. 2010 net sales were more than $25 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Glenn Landau, 901-419-1731; and Emily Nix, 901-419-4987